Exhibit 99.1

BARINGS BDC, INC. ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER
CHARLOTTE, N.C., September 7, 2018 - Barings BDC, Inc. (NYSE:BBDC) (“Barings BDC” or the “Company”) today announced the preliminary results of its modified “Dutch auction” tender offer (the “Tender Offer”) for an aggregate purchase price of not more than $50 million in shares of its common stock, which expired at 5:00 p.m., New York City time, on September 6, 2018.
Based on the preliminary results reported by Computershare Trust Company, N.A., the depositary for the Tender Offer, a total of 5,652,972 shares of the Company’s common stock were properly tendered and not properly withdrawn at the purchase price of $10.20 per share, including 1,441,588 shares of common stock that were tendered through notice of guaranteed delivery.
The Company expects to purchase approximately 86.7% of the shares that were tendered at a price of $10.20 per share, representing an aggregate of approximately $50 million under the terms of the Tender Offer.
The Company expects to report final results of the tender offer on or around September 11, 2018.
Important Notice
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The Company expects to use available cash to purchase shares in the Tender Offer and to pay for all related fees and expenses. The full details of the Tender Offer are included in the Offer to Purchase, dated August 7, 2018, the related Letter of Transmittal and the other documents related to the Tender Offer (collectively, the “Tender Materials”), which the Company has filed with the Securities and Exchange Commission (the “SEC”) and has disseminated to stockholders. Stockholders are urged to carefully read the Tender Materials because they contain important information, including the terms and conditions of the Tender Offer.
Forward-Looking Statements
Cautionary Notice: Certain statements contained in this press release may be “forward-looking” statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the ability of Barings LLC to manage Barings BDC and identify investment opportunities, the ability to complete the Tender Offer, the price at which shares of common stock may trade on The New York Stock Exchange LLC, which may be higher or lower than the purchase price in the Tender Offer, and some of these factors are enumerated in the filings Barings BDC makes with the SEC. These statements are subject to change at any time based upon economic, market or other conditions and may not be relied upon as investment advice or an indication of the fund’s trading intent. Important factors that could cause actual results to differ materially from plans, estimates or expectations included in this press release include, among others, those risk factors detailed in Barings BDC’s definitive proxy statement on Schedule 14A, filed with the SEC on June 1, 2018, and from time to time in Barings BDC’s reports filed with the SEC, including Barings BDC’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

About Barings BDC, Inc.
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC, Inc. seeks to invest primarily in senior secured loans to private U.S. middle market companies that operate across a wide range of industries. BBDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with over $306 billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $306+ billion* global financial services firm dedicated to meeting the evolving investment and capital needs of their clients. Barings builds lasting partnerships that leverage their distinctive expertise across traditional and alternative asset classes to deliver innovative solutions and exceptional service. Part of MassMutual, Barings maintains a strong global presence with over 1,800 professionals and offices in 16 countries. Learn more at www.barings.com.

*As of June 30, 2018
Media Contact:
Kelly Smith, Media Relations, Barings, (980) 417-5648, kelly.smith@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, (888) 401-1088